Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Jennifer Milan / Daniel Haykin General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

East Rutherford, N.J. — April 17, 2013 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months and full year ended December 31, 2012 (“Q4 2012” and “FY 2012”, respectively).

Summary Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2012	2011	% Change	2012	2011	% Change
Net sales	$57.9	$63.0	(8.1)%	$229.5	$252.6	(9.2)%
Net loss	$(3.9)	$(35.4)	—	$(54.1)	$(38.6)	—
Net loss per diluted share	$(0.18)	$(1.63)	—	$(2.48)	$(1.78)	—
Adjusted net income (loss) *	$(0.7)	$(0.2)	—	$0.6	$5.6	(89.8)%
Adjusted net income (loss) per diluted share*	$(0.03)	$(0.01)	—	$0.03	$0.26	(88.5)%

*	“Adjusted net income (loss)” and “Adjusted net income (loss) per diluted share” for each of Q4 2012, the three month period ended December 31, 2011 (“Q4 2011”), FY 2012, and the full year ended December 31, 2011 (“FY 2011”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Fourth Quarter 2012 Results

Net sales for Q4 2012 decreased 8.1% to $57.9 million, compared to $63.0 million for Q4 2011. This decrease was primarily the result of sales declines of 27.6% at Kids Line, 8.5% at LaJobi and 6.6% at CoCaLo, in each case primarily due to lower sales volume at certain large customers. These declines were partially offset by an increase in sales of 26.4% at Sassy, primarily due to increases at two large customers and increased sales of Carter’s®-branded products.

Gross profit for Q4 2012 was $13.8 million, or 23.8% of net sales, as compared to gross loss of ($13.8) million for Q4 20111. Gross profit increased in absolute terms as a result of: (i) a $19.0 million non-cash impairment of the Kids Line customer relationship intangible asset (the “Kids Line Impairment”), and a $9.9 million non-cash impairment of the LaJobi trade name intangible asset (the “LaJobi Impairment”), each of which was recorded in Q4 2011, and did not recur in 2012; (ii) the impact of lower markdowns and allowances ($0.9 million); and (iii) lower inventory reserves and amortization costs of $0.7 million, partially offset by: (i) lower gross profit dollars ($2.2 million) as a result of lower sales; and (ii) the impact of higher costs of products ($0.7 million).

Selling, general and administrative (SG&A) expense was $14.2 million, or 24.5% of net sales, for Q4 2012, as compared to $16.1 million, or 25.5% of net sales, for Q4 20111. SG&A expense decreased in absolute terms and as a percentage of sales primarily as a result of: (i) decreased professional fees incurred in connection with various Customs matters and related litigation costs (“Customs Compliance Costs”) ($0.7 million); (ii) lower compensation expense related to headcount reductions and lower bonus accruals ($0.7 million in the aggregate); (iii) a reduction in product development costs ($0.5 million); (iv) a $0.4 million accrual recorded in Q4 2011, representing the difference between $1.4 million, the amount of the full and final settlement of a contingent liability under a lease transferred to the buyer of our former gift business in 2008 (the “TRC Lease Settlement”), and amounts previously accrued in connection therewith, which did not recur in Q4 2012; (v) lower stock-based compensation expense ($0.2 million); and (vi) the impact of other expense reduction initiatives that resulted in an aggregate additional savings of $0.2 million in Q4 2012. These decreases were offset by increases in professional fees of ($0.7 million), and changed timing of trade show costs ($0.2 million).

Other expense was $2.5 million for Q4 2012 as compared to $0.8 million for Q4 2011, primarily as a result of: (i) a $1.4 million non-cash write-off during Q4 2012 (the “Q4 2012 Financing Write-Off”) of unamortized deferred financing costs in connection with the execution of the Company’s new credit agreement (the “Salus Agreement”); and (ii) higher borrowing costs in Q4 2012 ($0.3 million).

The income tax provision for Q4 2012 was $1.0 million on loss before income tax provision of $2.9 million. The income tax provision for Q4 2012 includes an increase in the valuation allowance for deferred tax assets of $5.3 million. The income tax benefit for Q4 2011 was $7.0 million on loss before income tax benefit of $42.4 million.

[1]	As is described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 10-K”), the Company corrected an immaterial misclassification of specified warehousing, outbound handling and outbound shipping costs (“Shipping Costs”) for specified periods, including annual and interim periods during 2011. As a result, among other things, the Company revised financial information for interim periods in 2011 included in the 2012 10-K (including by decreasing cost of sales by $1.3 million for Q4 2011 and increasing selling, general and administrative expense by a corresponding amount). The financial statements and information in this press release include the impact of such revisions for Q4 2011. The misstatements had no impact on previously reported (Loss) Income from Operations, (Loss) Income before Provision (Benefit) for Income Taxes, Net (Loss) Income, or (Loss) Earnings Per Share for any affected period.

Net loss for Q4 2012 was $3.9 million, or ($0.18) per diluted share, as compared to a net loss of $35.4 million, or ($1.63) per diluted share, for Q4 2011.

Non-GAAP adjusted net loss for Q4 2012 was $0.7 million, or ($0.03) per diluted share, as compared to non-GAAP adjusted net loss of $0.2 million, or ($0.01) per diluted share, for Q4 2011.

Non-GAAP adjusted net loss and adjusted net loss per diluted share for Q4 2012 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax loss: (i) the $1.0 million income tax provision; (ii) the Q4 2012 Financing Write-Off ($1.4 million); (iii) Customs Compliance Costs of $0.3 million; (iv) $0.1 million of voluntary product recall costs; and (v) $0.1 million of additional accrued interest on anticipated aggregate Customs duties (“Customs Interest”) (collectively, the “Q4 2012 Adjustments”).

Non-GAAP adjusted net loss and adjusted net loss per diluted share for Q4 2011 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax loss: (i) the $7.0 million income tax benefit; (ii) the Kids Line Impairment ($19.0 million); (iii) an aggregate non-cash impairment charge of $11.7 million in Q4 2011 to write-off goodwill recorded in connection with the restatement of specified historical financial statements and the related recording of a liability for potential LaJobi earnout consideration (the “Goodwill Impairment”); (iv) the LaJobi Impairment ($9.9 million); (v) Customs Compliance Costs of $1.0 million; (vi) a portion of the 2011 TRC Lease Settlement ($0.4 million); and (vii) $0.1 million of Customs Interest (collectively, the “Q4 2011 Adjustments”).

Full Year 2012 Results

Net sales for FY 2012 decreased 9.2% to $229.5 million, compared to $252.6 million for FY 2011. This decrease was primarily the result of sales declines of 20.1% at Kids Line, 13.9% at CoCaLo and 6.8% at LaJobi, in each case due to lower sales volume at certain large customers. These declines were partially offset by an increase in sales of 10.1% at Sassy, primarily as a result of increases in sales at two large customers and higher sales of Carters®-branded products.

Gross profit was $57.8 million, or 25.2% of net sales, for FY 2012, as compared to $41.3 million, or 16.3% of net sales, for FY 20112. In absolute terms, and as a percentage of net sales, gross profit increased as a result of the impact of: (i) the 2011 Kids Line Impairment ($19.0 million) and the 2011 LaJobi Impairment ($9.9 million) that did not recur in 2012; (ii) lower amortization of intangible assets ($1.1 million); and (iii) the impact of lower markdowns and allowances ($1.0 million), partially offset by: (A) lower gross profit dollars ($6.8 million) as a result of lower sales; (B) higher landed cost of products ($6.5 million) as a result of higher product costs, changes in product mix (including increased sales of licensed products in FY 2012 compared to FY 2011, resulting in increased royalties of $0.4 million), and increased close-out sales primarily designed to reduce inventory; and (C) increases in inventory reserves ($0.8 million) related to underperforming product lines.

[2]	As is described in more detail in the 2012 10-K, the Company corrected an immaterial misclassification of specified Shipping Costs for specified periods, including annual and interim periods during 2011. As a result, among other things, the Company revised the Consolidated Statement of Operations for FY 2011 included in the 2012 10-K (by decreasing cost of sales by $5.4 million for FY 2011 and increasing selling, general and administrative expense by a corresponding amount). The financial statements and information in this press release include the impact of such revisions for FY 2011. The misstatements had no impact on previously reported (Loss) Income from Operations, (Loss) Income before Provision (Benefit) for Income Taxes, Net (Loss) Income, or (Loss) Earnings Per Share for any affected period.

Selling, general and administrative expense was $56.9 million, or 24.8% of net sales, for FY 2012, compared to $66.5 million, or 26.3% of net sales, for FY 20112. The decrease in SG&A costs of $9.6 million was primarily a function of: (i) decreased Customs Compliance Costs ($3.4 million); (ii) decreased commissions and freight-out costs ($1.6 million); (iii) the 2011 TRC Lease Settlement ($1.4 million), which did not recur in FY 2012; (iv) lower stock-based compensation expense ($1.1 million); (v) decreases in product development costs ($0.7 million); (vi) lower trade show costs ($0.6 million); and (vii) the impact of other expense reduction initiatives that resulted in an aggregate additional savings of $2.0 million in FY 2012. These decreases were partially offset by increases in other professional fees of $1.2 million primarily related to amendments to, and a refinancing of, our credit facility during FY 2012, and professional fees related to other FY 2012 Company initiatives.

No impairment charges to any of the Company’s intangible assets (either definite or indefinite-lived) were recorded in FY 2012. The $11.7 Goodwill Impairment was recorded at the end of FY 2011.

A reduction of the valuation reserve recorded in June 2009 against the note receivable pertaining to the sale of the Company’s former gift business was recorded in the second quarter of 2011 ($2.0 million) as a result of the bankruptcy of the buyer of such gift business (the “TRC Note Adjustment”).

Other expense was $6.2 million for FY 2012, as compared to $5.2 million for FY 2011. This increase of approximately $1.0 million was primarily due to an increase in the amortization of financing costs, as well as write-offs of unamortized deferred financing costs relating to amendments to, and the refinancing of, the Company’s senior credit facility in FY 2012 (an aggregate of $3.3 million during 2012, as compared to $1.7 million during 2011), partially offset by lower borrowings and lower borrowing costs in FY 2012 compared to FY 2011 ($0.5 million).

The income tax provision for FY 2012 was $48.8 million on loss before income tax provision of $5.3 million. The income tax provision for FY 2012 includes a $50.3 million increase in the valuation allowance for deferred tax assets, described in detail in the 2012 10-K. The income tax benefit for FY 2011 was $1.5 million on loss before income tax benefit of $40.1 million.

Net loss for FY 2012 was $54.1 million, or ($2.48) per diluted share, as compared to a net loss of $38.6 million, or ($1.78) per diluted share, for FY 2011.

Non-GAAP adjusted net income for FY 2012 was $0.6 million, or $0.03 per diluted share, as compared to non-GAAP adjusted net income of $5.6 million, or $0.26 per diluted share, for FY 2011.

Non-GAAP adjusted net income and adjusted net income per diluted share for FY 2012 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $48.8 million income tax provision; (ii) aggregate non-cash write-offs of unamortized deferred financing costs of $2.8 million (consisting of the $1.4 million Q4 2012 Financing Write-Off, a $0.7 million write-off of unamortized deferred financing costs originally incurred in FY 2011 as a result of a credit refinancing and a $0.8 million write-off of unamortized deferred financing costs resulting from the voluntary reduction of the aggregate commitments under the Company’s prior credit facility); (iii) Customs Compliance Costs of $2.1 million; (iv) $0.8 million of severance costs; (v) $0.7 million of voluntary product recall costs; (vi) a reduction in the aggregate accrual for Customs duties ($0.4 million) as a result of the completion of the Company’s prior disclosure and settlement submissions to U.S. Customs for all business units; and (vii) $0.2 million of additional Customs Interest (collectively, the “FY 2012 Adjustments”).

Non-GAAP adjusted net income and adjusted net income per diluted share for FY 2011 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $1.5 million income tax benefit; (ii) the Kids Line Impairment ($19.0 million); (iii) the Goodwill Impairment ($11.7 million); (iv) the LaJobi Impairment ($9.9 million); (v) Customs Compliance Costs of $5.5 million; (vi) the TRC Note Adjustment ($2.0 million); (vii) the TRC Lease Settlement ($1.4 million); (viii) a $1.1 million additional accrual for aggregate anticipated Customs duties and Customs Interest; (ix) a $1.0 million non-cash write-off of unamortized deferred financing costs originally incurred in connection with a prior credit facility; (x) $0.8 million in transition costs related to the resignation of the Company’s former CEO; (xi) $0.7 million in LaJobi crib remediation costs; and (xii) $0.1 million in fees for an amendment to a prior credit facility (collectively, the “FY 2011 Adjustments”).

Customer Deduction

As has been previously disclosed, in March 2013, a large customer of ours deducted approximately $900,000 from its payment of outstanding amounts due (the “Deduction”). In connection with our investigation of the matter, we have determined that the Deduction represents the customer’s annual accounting of product returns. The Company currently believes that a substantial portion of such claim is without merit or can be offset against other amounts owed to us by, or credited to, such customer. As a result, no amount in excess of our previously accrued 2012 product return reserve for this customer was recorded for the period ended December 31, 2012. Although the Company believes that this matter can be successfully resolved without the need to accrue any additional material amounts with respect thereto, there can be no assurance that this will be the case. As the matter has not been resolved, on April 16, 2012, the Company and the Agent under the Salus Agreement executed an amendment thereto (the “Amendment”), to amend the definition of Adjusted EBITDA for purposes of determining compliance with the financial covenants therein, effective for all prior periods through April 30, 2014, to include an additional add-back to net income for the amount of any additional expense or accrual in excess of the Company’s existing product return reserves in connection with the Deduction, up to a maximum aggregate amount of $600,000 (an “Excess Accrual”). The Borrowers paid a fee of $50,000 in connection with the execution of the Amendment, and will pay an additional $50,000 if and when the Borrowers first use the amount of any Excess Accrual as an add-back to net income in determining compliance with the financial covenants as permitted by the Amendment.

Conference Call Information

The conference call, which will be held at 9:00 a.m. ET today, April 17, 2013, may be accessed by dialing 888-715-1394, or 913-312-1437, access code: 7966273. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://www.media-server.com/m/p/4cpfgkgs, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through April 24, 2013, by dialing 877-870-5176, or 858-384-5517, access code: 7966273.

Non-GAAP Information

In this release, certain financial measures for Q4 2012, FY 2012, Q4 2011 and FY 2011 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income (loss)” and “Adjusted net income (loss) per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net income (loss) is defined as the reported net (loss), plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income (loss). Adjusted net income (loss) and adjusted net income (loss) per diluted share for: (i) Q4 2012 exclude the Q4 2012 Adjustments; (ii) FY 2012 exclude the FY 2012 Adjustments; (iii) Q4 2011 exclude the Q4 2011 Adjustments; and (iv) FY 2011 exclude the FY 2011 Adjustments.

In addition, adjusted net income per diluted share for the FY 2012 and FY 2011 also include adjustments to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for such periods, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$57,879	$63,007	$229,486	$252,610
Cost of sales*	44,096	76,781	171,697	211,323

Gross profit (loss)*	13,783	(13,774)	57,789	41,287
Selling, general and administrative expenses*	14,178	16,089	56,912	66,543
TRC valuation reserve	—	—	—	(2,000)
Impairment of goodwill & intangibles	—	11,719	—	11,719

Operating (Loss)/income	(395)	(41,582)	877	(34,975)
Other (expense) income:
Interest expense, including amortization	(2,494)	(809)	(6,352)	(5,054)
Other, net	(16)	(34)	189	(107)

	(2,510)	(843)	(6,163)	(5,161)

(Loss) from operations before income tax provision (benefit)	(2,905)	(42,425)	(5,286)	(40,136)
Income tax provision (benefit)	1,039	(6,994)	48,814	(1,490)

Net loss	$(3,944)	$(35,431)	$(54,100)	$(38,646)

Basic loss per share:	$(0.18)	$(1.63)	$(2.48)	$(1.78)

Diluted loss per share:	$(0.18)	$(1.63)	$(2.48)	$(1.78)

Weighted average shares:
Basic	21,840,000	21,746,000	21,829,000	21,671,000

Diluted	21,840,000	21,746,000	21,829,000	21,671,000

*	Amounts for Q4 2011 and FY 2011 have been revised for immaterial corrections as described above and in the 2012 10-K.

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

	December 31,	December 31,
	2012	2011
Cash and cash equivalents	$318	$2,456
Restricted cash	2,654	—
Accounts receivable, net	42,079	39,313
Inventories, net	39,953	42,688
Other current assets	3,722	11,335
Long-term assets	52,168	97,054

Total assets	$140,894	$192,846

Short-term debt	$57,527	$—
Other current liabilities	45,084	52,159
Long-term liabilities	1,421	50,873

Total liabilities	104,032	103,032

Shareholders’ equity	36,862	89,814

Total liabilities and shareholders’ equity	$140,894	$192,846

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
To arrive at Adjusted net income (loss) and Adjusted net income (loss) per diluted share (1):
Net loss, as reported	$(3,944)	$(35,431)	$(54,100)	$(38,646)
Less: tax provision (benefit)	1,039	(6,994)	48,814	(1,490)

Loss from operations before income tax	(2,905)	(42,425)	(5,286)	(40,136)
Add: Kids Line Impairment	—	19,046	—	19,046
Add: Impairment of Goodwill	—	11,719	—	11,719
Add: LaJobi Impairment	—	9,900	—	9,900
Add: Customs Compliance Costs (included in SG&A)	288	1,024	2,092	5,521
Add: Customs duty/interest accrual
(portion included in cost of sales)	—	—	(380)	740
(portion included in interest expense)	73	88	236	322
Add: Voluntary product recall costs	111	—	670	—
Add: Crib Compliance Costs (included in cost of sales)	—	—	—	677
Add: March 2011 bank Amendment (included in interest expense)	—	—	—	131
Add: Financing Write-offs	1,361	—	2,844	1,007
Add: Management Transition/Severance Costs	—	—	752	805
Add: TRC Lease Settlement (included in SG&A)	—	350	—	1,401
Less: TRC Note Adjustment
(included in TRC valuation reserve)	—	—	—	(2,000)
Less: Tax impact of above items (using assumed 39% effective rate)	418	116	(362)	(3,562)

Adjusted net income (loss)	$(654)	$(182)	$566	$5,571

Adjusted net income (loss) per diluted share	$(0.03)	$(0.01)	$0.03	0.26

Weighted-average diluted shares outstanding, as reported	21,840,000	21,746,000	21,829,000	21,671,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,844,000	21,746,000	21,838,000	21,814,000

(1)	For Q4 2012, FY 2012, Q4 2011, and FY 2011, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for FY 2012 and FY 2011, however, such shares were included.